Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to investors. We encourage current and potential investors to read our charter and bylaws for a more complete understanding of our capital stock.
General
Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 6,200,000 shares are currently outstanding and designated as Series B Preferred Stock, and 11,500,000 shares are currently outstanding and designated as Series C Preferred Stock. Our board of directors has, as permitted by our charter, approved articles supplementary to classify authorized but unissued shares of preferred stock into 1,500,000 additional authorized shares of Series B Preferred Stock (for a total of 8,400,000 authorized shares designated as Series B Preferred Stock) and 4,000,000 additional authorized shares of Series C Preferred Stock (for a total of 15,500,000 authorized shares designated as Series C Preferred Stock). Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Under Maryland law, stockholders are not generally liable for our debts or obligations.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the ownership and transfer of our outstanding stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of applicable attribution provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of either our outstanding capital stock or our outstanding common stock. Different ownership limits apply to Invesco.
The attribution rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limits.
Our charter provisions further prohibit:
•any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and
•any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us (or, in the case of a proposed or attempted acquisition, to give at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.
Pursuant to our charter, if any transfer of our shares of stock or conversion of preferred stock into shares of our common stock upon a Change of Control would, if effective, result in our shares of stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.
Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported record transferee, however, by the amount of any dividends or other distributions paid to the purported record transferee on the shares and owed by the purported record transferee to the trustee. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions paid to the purported record transferee and owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.
In addition, if our board of directors or a duly authorized committee determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or a duly authorized committee will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Description of Common Stock
Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
The shares of our common stock do not represent any interest in or obligation of Invesco or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.
Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, convert into another entity, sell or transfer all or substantially all of its assets or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our shares of stock and the vote required for certain amendments) may be approved by a majority of all of the votes entitled to be cast on the matter.
Power to Reclassify Our Unissued Shares of Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.
Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock
We believe that the power of our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock into other classes or series of stock and thereafter to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Computershare Inc. Its principal business address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 522-6645.
DESCRIPTION OF PREFERRED STOCK
General
Pursuant to our charter, we are currently authorized to classify, designate and issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, subject to the limitations prescribed by our charter and Maryland law, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. We currently have 6,200,000 shares of Series B Preferred Stock issued and outstanding, and 11,500,000 shares of our Series C Preferred Stock issued and outstanding. Our board of directors has, as permitted by our charter, approved new articles supplementary to classify authorized but unissued shares of preferred stock into 1,500,000 additional authorized shares of Series B Preferred Stock (for a total of 8,400,000 authorized shares designated as Series B Preferred Stock) and 4,000,000 additional authorized shares of Series C Preferred Stock (for a total of 15,500,000 authorized shares designated as Series C Preferred Stock). Our board of directors may, without the approval of holders of the Preferred Stock or our common stock, designate additional classes or series of authorized preferred stock ranking junior to or on parity with the Preferred Stock or designate additional shares of the Series B Preferred Stock or Series C Preferred Stock and authorize the issuance of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for the Preferred Stock is Computershare Inc. Its principal business address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 522-6645.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Preferred Stock are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Preferred Stock. We will use our best effort to post to our website or mail (or otherwise provide) the information to the holders of the Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Book-Entry Procedures
All interests in the global securities certificates representing the shares of each series of the Preferred Stock are subject to the operations and procedures of The Depository Trust Company, or DTC, and, therefore, investors must allow for sufficient time in order to comply with these procedures if they wish to exercise any of their rights with respect to each series of the Preferred Stock. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.
DTC acts as securities depositary for the Preferred Stock. We have and will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of each series of the Preferred Stock. We have and will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to investors for the shares of Preferred Stock that they purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Preferred Stock passes by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of each series of the Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of such Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When investors purchase shares of Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the applicable series of Preferred Stock on DTC’s records. Investors will be considered to be the “beneficial owner” of the Preferred Stock. Investors' beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of the investor's individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Preferred Stock are credited.
Investors will not receive written confirmation from DTC of their purchase. The Direct or Indirect Participants through whom investors purchased the Preferred Stock should send such investors written confirmations providing details of their transactions, as well as periodic statements of their holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under our charter (including the articles supplementary designating the applicable series of Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of the applicable series of Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of such Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the each series of the Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to each series of the Preferred Stock. In that event, we will print and deliver certificates in fully registered form for such Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
DESCRIPTION OF THE SERIES B PREFERRED STOCK
This description of certain terms of the Series B Preferred Stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our charter, including the articles supplementary classifying and designating the Series B Preferred Stock, our bylaws and Maryland law.
General
Our Series B Preferred Stock is listed on the NYSE under the symbol “IVR PrB.” The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series B Preferred Stock is Computershare Inc. The principal business address for Computershare is 250 Royall Street, Canton, MA 02021.
Maturity
The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are actually converted as described below under “-Conversion Rights.” We are not required to set aside funds to redeem the Series B Preferred Stock.
Ranking
The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:
(1)senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
(2)on a parity with our Series C Preferred Stock and any other equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
(3)junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (see “-Voting Rights” below); and
(4)effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock), and to the indebtedness of our existing subsidiaries and any future subsidiaries.
Dividends
Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from, and including, the date of original issuance to, but excluding, December 27, 2024 (the “Fixed-Rate Period” for the Series B Preferred Stock), at an initial rate of 7.75% per annum based on the $25.00 per share liquidation preference, or $1.9375 per share of the Series B Preferred Stock, payable quarterly, in arrears, on the 27th day of March, June, September and December of each year, beginning on December 27, 2014 and ending on December 27, 2024. From, and including, December 27, 2024 and thereafter (the “Floating Rate Period” for the Series B Preferred Stock), holders of Series B Preferred Stock will be entitled to receive cumulative cash dividends at a floating rate equal to three-month LIBOR (as defined below) as calculated on each applicable date of determination (as defined below) plus a spread of 5.18% per annum based on the $25.00 per share liquidation preference, payable quarterly, in arrears, on the 27th day of March, June, September and December of each year, beginning on December 27, 2024 and thereafter. If any dividend payment date is not a business day, as defined in the articles supplementary, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day with the same force and effect as if paid on such dividend payment date and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Dividends payable on the Series B Preferred Stock for any partial dividend period during the Fixed-Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Stock for any partial dividend period during the Floating Rate Period will be computed based on the actual number of days and a 360-day year. Dividends will be payable to holders of record as they appear in our stock records for the Series B Preferred Stock at the close of business on the applicable record date, which shall be the fifth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “Dividend Record Date” for the Series B Preferred Stock). The dividends payable on any dividend payment date shall include dividends accumulated to, but not including, such dividend payment date.
The term “three-month LIBOR” means, on any date of determination, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period as appears on Bloomberg, L.P. page US0003M, as set by the British Bankers Association at 11:00 a.m. (London time) on such date of determination. If the appropriate page is replaced or service ceases to be available, we, acting reasonably, may select another page or service displaying the appropriate rate.
The term “date of determination” means the second London Business Day (as defined below) immediately preceding the applicable distribution payment.
The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

All percentages resulting from the above calculation will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).
No dividends on shares of Series B Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of common stock or in shares of any classes or series of preferred stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, including our Series C Preferred Stock; (ii) no other distribution shall be declared and made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, including our Series C Preferred Stock; and (iii) no shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, including our currently outstanding Series C Preferred Stock, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other classes or series of preferred stock that we may issue ranking on a parity as to dividends with the Series B Preferred Stock, including our Series C Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other classes or series of preferred stock that we may issue ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other classes or series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other classes or series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series B Preferred Stock in the distribution of assets, including our Series C Preferred Stock, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of Series B Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock will not be added to our total liabilities.
Redemption
The Series B Preferred Stock is not redeemable by us prior to December 27, 2024, except as described below under “-Special Optional Redemption” and except that, as provided in our charter, we may purchase or redeem shares of the Series B Preferred Stock prior to that date in order to preserve our qualification as a REIT for federal income tax purposes.
Optional Redemption. On and after December 27, 2024, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series B Preferred Stock (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special optional redemption right), the holders of Series B Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “-Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.
Redemption Procedures. In the event we elect to redeem Series B Preferred Stock, the notice of redemption will be mailed to each holder of record of Series B Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:
•the redemption date;
•the number of shares of Series B Preferred Stock to be redeemed;
•the redemption price;
•the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price;
•that dividends on the shares to be redeemed will cease to accumulate on the redemption date;
•whether such redemption is being made pursuant to the provisions described above under “-Optional Redemption” or “-Special Optional Redemption”;
•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and
•if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series B Preferred Stock being so called for redemption will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and that each share of Series B Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of Series B Preferred Stock to be redeemed shall surrender the Series B Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if we have irrevocably set apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then from and after the redemption date (unless we shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot, provided that such redemption will not result in the automatic transfer of any shares of Series B Preferred Stock to a trust as described above under “Description of Capital Stock-Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of Series B Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series B Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchanging them for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series B Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.
Subject to applicable law, we may purchase shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that we acquire will become authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series B Preferred Stock held by such holder as described above under “-Optional Redemption” or “-Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series B Preferred Stock that are not called for redemption) to convert some or all of the Series B Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding dividend payment date for the Series B Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the Conversion Rate); and
•2.89184, or the Series B Share Cap, subject to certain adjustments as described below.
Anything in the articles supplementary to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series B Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record of Series B Preferred Stock at the close of business on such Dividend Record Date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series B Preferred Stock to be converted.
The Series B Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a Share Split) with respect to our common stock as follows: the adjusted Series B Share Cap as a result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Series B Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Series B Share Cap times the aggregate number of shares of the Series B Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion

Consideration, as applicable), or the Series B Exchange Cap. The Series B Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series B Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the Conversion Consideration).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series B Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, unless we have, prior to the expiration of such 15-day period, provided notice of our election to redeem all shares of Series B Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will be delivered to the holders of record of the shares of Series B Preferred Stock at their address as they appear on our stock transfer records and will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series B Preferred Stock, holders will not be able to convert the shares of Series B Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;
•the name and address of the paying agent, transfer agent and conversion agent for the Series B Preferred Stock;
•the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary), including the form of conversion notice to be delivered by such holders as described below; and

•the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series B Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series B Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of shares of Series B Preferred Stock to be converted; and
•that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.
The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
•the number of withdrawn shares of Series B Preferred Stock;
•if certificated Series B Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and
•the number of shares of Series B Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series B Preferred Stock are held in book-entry form through a Depositary, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series B Preferred Stock, as described above under “-Optional Redemption” or “-Special Optional Redemption,” in which case only the shares of Series B Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “-Optional Redemption” or “-Special Optional Redemption,” as applicable.
We will deliver all securities, cash and other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our charter, including the articles supplementary, unless we provide an exemption from this limitation to such holder. The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. Holders of Series B Preferred Stock may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this summary may not adequately compensate holders of Series B Preferred Stock. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.
Except as provided above in connection with a Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of the Series B Preferred Stock do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue, including our Series C Preferred Stock, upon which like voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series B Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue, including our Series C Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the written request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or the outstanding shares of any other class or series of preferred stock, including our Series C Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the right of holders of the Series B Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock, including our Series C Preferred Stock, upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series B Preferred Stock shall immediately terminate and the number of directors constituting the board of directors shall be automatically reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue, including our Series C Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 30 days after written request from the holders of Series B Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.
On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock is entitled to one vote, except that when shares of any other class or series of our preferred stock, including our Series C Preferred Stock, have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series, including our currently outstanding Series C Preferred Stock, will have one vote for each $25.00 of liquidation preference (excluding accumulated and unpaid dividends).
So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting separately as a series, and the affirmative vote or consent of the holders of at least two-thirds of the shares of all other classes or series of preferred stock then outstanding upon which like voting rights have been conferred and are exercisable, (a) authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock, each, an Event; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series B Preferred Stock and, provided further, that any increase in the number of authorized shares of preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional shares of Series B Preferred Stock or any other class or series of preferred stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the articles supplementary, the Series B Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
Preemptive Rights
No holders of the Series B Preferred Stock, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.
DESCRIPTION OF THE SERIES C PREFERRED STOCK
This description of certain terms of the Series C Preferred Stock does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our charter, including the articles supplementary designating the Series C Preferred Stock, our bylaws and Maryland law.
General
Shares of our Series C Preferred Stock are listed on the NYSE under the symbol “IVR PrC.” The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series C Preferred Stock is Computershare Inc. The principal business address for Computershare is 250 Royall Street, Canton, MA 02021.
Maturity
The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are actually converted as described below under “- Conversion Rights.” We are not required to set apart for payment funds to redeem the Series C Preferred Stock.
Ranking
The Series C Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:
(1)senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
(2)on a parity with our Series B Preferred Stock and any other equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
(3)junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (see “-Voting Rights” below); and
(4)effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock), and to the indebtedness of our existing subsidiaries and any future subsidiaries.
Our board of directors may, with the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, classify and designate equity securities ranking senior to the Series C Preferred Stock.
Dividends
Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from, and including, the date of original issuance to, but not including, September 27, 2027 (the “Fixed-Rate Period” for Series C Preferred Stock), at an initial rate of 7.50% per annum based on the $25.00 per share liquidation preference, equivalent to $1.875 per share of the Series C Preferred Stock, payable quarterly, in arrears, on the 27th day of March, June, September and December of each year, beginning on December 27, 2017 and ending on September 27, 2027. From, and including, September 27, 2027, and thereafter (the “Floating Rate Period” for Series C Preferred Stock), holders of Series C Preferred Stock will be entitled to receive cumulative cash dividends at a floating rate equal to three-month LIBOR (as defined below) as calculated on each applicable date of determination (as defined below) plus a spread of 5.289% per annum based on the $25.00 per share liquidation preference, payable quarterly, in arrears, on the 27th day of March, June, September and December of each year, beginning on September 27, 2027 and thereafter. If any dividend payment date is not a business day, as defined in the articles supplementary, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day with the same force and effect as if paid on such dividend payment date and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. However, if the postponement would cause the dividend payment date to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding business day. Dividends payable on the Series C Preferred Stock during the Fixed-Rate Period, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series C Preferred Stock during the Floating Rate Period, including dividends payable for any partial dividend period, will be computed based on the number of days actually elapsed and a 360-day year. Dividends are payable to holders of record as they appear in our stock records for the Series C Preferred Stock at the close of business on the applicable record date, which shall be the fifth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “Dividend Record Date” for Series C Preferred Stock). The dividends payable on any dividend payment date shall include dividends accumulated to, but not including, such dividend payment date.
For each dividend period during the Floating Rate Period, “three-month LIBOR” will be determined by us, as of the applicable date of determination (as defined below), in accordance with the following provisions:

LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant date of determination; or if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant date of determination, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable dividend period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that date of determination for the applicable dividend period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, three-month LIBOR for such dividend period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, three-month LIBOR for such dividend period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that date of determination for such dividend period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such dividend period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by us do not quote rates in the manner described above, three-month LIBOR for the applicable dividend period will be the same as for the immediately preceding dividend period, or, if there was no such dividend period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding dividend period. The term “date of determination” means the second London Business Day immediately preceding the applicable distribution payment.
The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
No dividends on shares of Series C Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.
Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not we have earnings, whether or not terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of dividends, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future dividends on our common stock and preferred stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.
Except as noted below, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of common stock or in shares of any classes or series of preferred stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, including our Series B Preferred Stock; (ii) no other distribution shall be declared and made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, including our Series B Preferred Stock; and (iii) no shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series C

Preferred Stock as to dividends or upon liquidation, including our Series B Preferred Stock, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock). The foregoing will not, however, prevent the redemption, purchase or acquisition by us of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of our stock contained in our charter, including in order to preserve our qualification as a REIT, or the redemption, purchase or acquisition by us of shares of our common stock for purposes of and in compliance with any incentive or benefit plan of ours.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any other classes or series of preferred stock that we may issue ranking on a parity as to dividends with the Series C Preferred Stock, including our Series B Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other classes or series of preferred stock that we may issue ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other classes or series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and such other classes or series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series C Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series C Preferred Stock in the distribution of assets, including our Series B Preferred Stock, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of Series C Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation, conversion or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series C Preferred Stock will not be added to our total liabilities.
Redemption
The Series C Preferred Stock is not redeemable by us prior to September 27, 2027, except as described below under “- Special Optional Redemption” and except that, as provided in our charter, we may purchase or redeem shares of the Series C Preferred Stock prior to that date in order to preserve our qualification as a REIT for U.S. federal income tax purposes.

Optional Redemption. On and after September 27, 2027, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series C Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above under “-Optional Redemption” or this special optional redemption right), the holders of Series C Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “-Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT LLC or the Nasdaq Stock Market.
Redemption Procedures. In the event we elect to redeem Series C Preferred Stock, the notice of redemption will be given to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:
•the redemption date;
•the number of shares of Series C Preferred Stock to be redeemed;
•the redemption price;
•the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price;
•that dividends on the shares to be redeemed will cease to accumulate on the redemption date;
•whether such redemption is being made pursuant to the provisions described above under “- Optional Redemption” or “-Special Optional Redemption”;
•if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and
•if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the

Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the Series C Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.
No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of Series C Preferred Stock to be redeemed shall surrender the shares of Series C Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series C Preferred Stock has been given and if we have irrevocably set apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless we shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot, provided that such redemption will not result in the automatic transfer of any shares of Series C Preferred Stock to a trust as described above under “Description of Capital Stock-Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of Series C Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchanging them for our capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series C Preferred Stock to preserve our REIT status for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.
Subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series C Preferred Stock that we acquire, by redemption or otherwise, shall be reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock held by such holder as described above under “-Optional Redemption” or “-Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the Series C Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:

•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such dividend payment date will be included in this sum) by (ii) the Common Stock Price, as defined below; and
•2.94118, or the Series C Share Cap, subject to certain adjustments as described below.
Anything in the articles supplementary designating the Series C Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.
The Series C Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a Share Split) with respect to our common stock as follows: the adjusted Series C Share Cap as a result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Series C Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Series C Share Cap times the aggregate number of shares of the Series C Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable), or the Series C Exchange Cap. The Series C Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Series C Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of Series C Preferred Stock will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the Conversion Consideration).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, unless we have, prior to the expiration of such 15-day period, provided notice of our election to redeem all shares of Series C Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will be delivered to the holders of record of the shares of Series C Preferred Stock at their address as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;
•that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series C Preferred Stock, holders will not be able to convert the shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;
•the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock;
•the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series C Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and
•the last date on which holders of Series C Preferred Stock may withdraw shares of the Series C Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series C Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of such Depositary, or through such transfer agent, respectively), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of shares of Series C Preferred Stock to be converted; and
•that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of the articles supplementary designating the Series C Preferred Stock.

The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then listed, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
•the number of withdrawn shares of Series C Preferred Stock;
•if certificated Series C Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and
•the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series C Preferred Stock are held in book-entry form through a Depositary, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock, as described above under “-Optional Redemption” or “-Special Optional Redemption,” in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “-Optional Redemption” or “-Special Optional Redemption,” as applicable.
We will deliver all securities, cash and other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such Series C Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our charter, including the articles supplementary designating the Series C Preferred Stock, unless we provide an exemption from this limitation to such holder.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. Holders of Series C Preferred Stock may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in summary may not adequately compensate holders of Series C Preferred Stock. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.
Except as provided above in connection with a Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of our Series C Preferred Stock do not have any voting rights, except as set forth below.
Whenever dividends on any shares of Series C Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue, including our Series B Preferred Stock, upon which like voting rights have been conferred and are exercisable and with which the Series C Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series C Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue, including our Series B Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the written request of the holders of record of at least 25% of the outstanding shares of Series C Preferred Stock or the outstanding shares of any other class or series of preferred stock, including our Series B Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of those two directors to be held no later than 90 days after our receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of our stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of the Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock, including our Series B Preferred Stock, upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series C Preferred Stock shall immediately terminate and the number of directors constituting the board of directors shall be automatically reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series C Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue, including our Series B Preferred Stock, upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 30 days after written request from the holders of Series C Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series C Preferred Stock may designate a holder to call the meeting at our expense and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.
On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock is entitled to one vote, except that when shares of any other class or series of our preferred stock, including our Series B Preferred Stock, have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series, including our Series B Preferred Stock, will have one vote for each $25.00 of liquidation preference (excluding accumulated and unpaid dividends). So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting separately as a series, and the affirmative vote or consent of the holders of at least two-thirds of the shares of all other classes or series of preferred stock then outstanding upon which like voting rights have been conferred and are exercisable, (a) authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock, each, an Event; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series C Preferred Stock and, provided further, that any increase in the number of authorized shares of preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional shares of Series C Preferred Stock or any other class or series of preferred stock that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the articles supplementary designating the Series C Preferred Stock, the Series C Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
Preemptive Rights
No holders of the Series C Preferred Stock, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.